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                                                                   Exhibit 10.19


                                     MONDAY
                      SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

         This Employment Agreement, dated as of July __, 2002 (as amended from time to time, this "AGREEMENT") between PwCC LP, a subsidiary of BermudaCo (as defined below) which will become Monday Consulting US, Inc. in connection with the transaction described in the recitals below (together with its successors and assigns, the "EMPLOYER"; provided; however, that prior to the IPO Date, as defined below, the "EMPLOYER" means PricewaterhouseCoopers LLP), and Frank S. Sowinski.

                                R E C I T A L S:

         In connection with the worldwide reorganization of the business and operations of PricewaterhouseCoopers Consulting ("MONDAY") into a unified holding company structure with Monday Ltd ("BERMUDACO") as the top-tier holding company and Monday SCA ("LUXCO") as the second-tier holding company, the Employer and you acknowledge and agree:

         1. Generally.

                  (a) Agreement to Employ. This Agreement hereby confirms your employment as a "managing director" of PricewaterhouseCoopers LLP in accordance with the terms and subject to the conditions of the Original Employment Agreement (as defined below), except as modified by this Agreement. Within 30 days after the IPO Date, you will be eligible for elevation to "partner" status effective on such date.

                  (b) Term of Employment. Except as otherwise provided in
         Section 5, the Employer will employ you for the period ending on the third anniversary of the IPO Date; provided that your employment will thereafter be automatically extended, upon the terms and conditions of this Agreement, for additional 1-year terms, unless either party terminates such employment pursuant to Section 5. Notwithstanding the foregoing, this Agreement may be terminated by the Employer or you as described further in Section 5.

         2. Compensation.

                  (a) Compensation. As the Chief Financial and Administrative Officer of BermudaCo reporting to the Chief Executive Officer of BermudaCo, you will receive compensation in accordance with the policies of the Employer. Such policies will themselves be in accordance with the policies of BermudaCo and its affiliates. Notwithstanding the foregoing, while you remain employed by the
         Employer hereunder, you
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         will be entitled to receive a base salary of not less than $810,000 per annum and a target annual bonus opportunity of not less than one-third of base salary, based on objectives set out and agreed with the Chief Executive Officer of BermudaCo and Monday's performance. Your compensation ordinarily will be reviewed once each fiscal year for the purpose of determining whether any adjustment is appropriate. In addition, following the IPO, you will be eligible for periodic grants of equity based awards in accordance with the equity compensation plans of BermudaCo, as such plans exist from time to time. Without limiting the generality of the foregoing, in respect of fiscal year 2004, you will be eligible to receive an option to purchase Common Shares (as defined below) with a target value of $720,000 using BermudaCo's Black-Scholes option valuation methodology in effect at such time. Such option will granted after the end of fiscal year 2003 based on your performance during such fiscal year, will vest pro rata over 3 years commencing on the first anniversary of the grant date and will have an exercise price equal to the fair market value of a Common Share on the grant date

                  (b) Cash Income Guarantee. Notwithstanding Section 2(a), you will receive a first-year guarantee for your total cash income of $1,200,000 ("CASH INCOME GUARANTEE") in respect of fiscal year 2003, comprised of your base salary of $810,000, a minimum cash bonus of $270,000 and a sign-on bonus of $120,000 (as further described in Section 2(d), the "SIGN-ON BONUS"). For the avoidance of doubt, this guarantee will not carry forward. This guarantee is in consideration of your service from the date on which you joined PricewaterhouseCoopers LLP.

                  (c) Equity Awards. Notwithstanding Section 2(a):

                           (i) Immediately after the IPO, you will be eligible
                  to receive an equity award ("IPO SHARES") in the form of restricted Common Shares which will vest pro rata over 3 years commencing on the date that is 1 year after the IPO Date and will be valued at $1,500,000. Such Common Shares will be transferable as follows:

                                    (A) Commencing on the date that is 1 year
                           after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this
                           Section 2(c)(i)) of up to 20% of the aggregate number of Common Shares underlying the IPO Shares;

                                    (B) Commencing on the date that is 2 years
                           after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this
                           Section 2(c)(i)))


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                           of up to 40% of the aggregate
                           number of Common Shares underlying the IPO Shares;

                                    (C) Commencing on the date that is 3 years
                           after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this
                           Section 2(c)(i))

                           of up to 60% of the aggregate number of Common Shares underlying the IPO Shares; and

                                    (D) Commencing on the date that is 4 years
                           after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this
                           Section 2(c)(i)) of up to 75% of the aggregate number of Common Shares underlying the IPO Shares.

You may not Transfer any of the remaining 25% of the Common Shares underlying the IPO Shares until the date you cease to be an employee of BermudaCo and its affiliates. The IPO Shares will be forfeited in its entirety if you voluntarily terminate your employment on or prior to April 25, 2003, unless your termination is for Good Reason (as defined below) or is pursuant to Sections 5(c) or 5(d).

                           (ii) 30 days after the IPO Date, you will be eligible
                  to receive a one-time grant of an option to purchase Common Shares. Such option will be valued at $3,600,000 (based on the fair market value of a Common Share on the grant date) and will vest pro rata over 3 years commencing on the first anniversary of the grant date and will have an exercise price equal to the fair market value of a Common Share on the grant date.

                  (d) Sign-On Bonus. Within 30 days after the IPO Date, you will be eligible to receive the Sign-On Bonus, which will be a one-time cash payment in an amount equal to $120,000. Subject to Section 5(c)(iv), you agree to repay the Sign-On Bonus in full to the Employer if you voluntarily terminate your employment on or prior to April 25, 2003. The Employer will ensure that in either case (receipt or repayment), the appropriate tax arrangements are in place.

                  (e) Withholding. Any amounts due to you under this Agreement will be subject to any deduction or withholding authorized or required by applicable law or authorized by you.

                  (f) Offset. To the extent permitted by applicable law, the Employer may, in its sole discretion, offset from any amounts due to you


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         under this Agreement an amount sufficient to satisfy any obligation that you owe to the Employer or its affiliates.

         3. Benefits; Expense Reimbursement. You will be invited to participate in all incentive, welfare, fringe, retirement and other employee benefit plans and arrangements maintained by the Employer or its affiliates for Monday's similarly situated partners. The Employer and such affiliates reserve the right to establish, terminate, amend, substitute, suspend or otherwise modify any such plan or arrangement, subject to any contractual rights accrued by you and subject to the requirements of any applicable law. Without limiting the generality of the foregoing, the Employer (or its designee) will provide you with a corporate apartment, as required, and at a mutually agreed cost, in the metropolitan area of either New York City or Philadelphia as may be appropriate. In addition, the Employer will reimburse you for appropriately documented, reasonable expenses you incur in connection with and while working on Employer business, in accordance with its normal business expense reimbursement policies then in effect.

         4. Duties and Responsibilities. Your responsibilities will include establishing and managing all aspects of Monday's global financial function, including financial and managerial accounting, controls, accounting policy, treasury operations and external reporting, and various other Monday functions, including investor relations, strategic planning, information systems and legal.

         You agree that you will devote substantially all of your working time and attention to the performance of your duties as required, and will not, without the prior written consent of the Employer, engage, directly or indirectly, in any other employment, business or professional activity for compensation, profit or financial gain. You also agree that you will obtain the written consent of the Chief Executive Officer of BermudaCo or an appropriate representative of PricewaterhouseCoopers LLP (as applicable) prior to assuming any paid or unpaid directorships, other than for non-client charitable, civic, educational, social or other similar nonprofit organizations where your activities will not conflict with the Employer's policies (including PricewaterhouseCoopers LLP's independence policy to the extent applicable) as may be in effect from time to time.

         5. Termination of Employment.

                  (a) Termination by the Employer.

                           (i) This Agreement may be terminated at any time by
                  the Employer by giving written notice to you; provided that no such termination will be effective unless it has been initiated or authorized by the Chief Executive Officer of BermudaCo. The length of the notice period for any such termination will be at the


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                  sole discretion of the Employer. The Employer, in its sole discretion, may (x) require you to use any accrued but unused vacation time during any such notice period (in which case any vacation time that remains unused (up to 22 days) will be paid out in cash) or (y) pay out any accrued but unused vacation time in cash. For the avoidance of doubt, any vacation time that is required to be used or is paid out in cash will be limited to 22 days, and any excess vacation time will be forfeited without payment.

                           (ii) If your employment is terminated by the Employer
                  for reasons other than for Cause (as defined below), you will be entitled to continue to receive from the Employer (x) continued payment of the sum of (A) your monthly base salary as in effect at the time of such termination plus (B) the product of your target annual bonus opportunity for the fiscal year in which such termination occurs multiplied by one-twelfth (such sum, your "REFERENCE COMPENSATION") each month for 18 months (the "RELEVANT PERIOD") (such payment to commence on the closest payroll date after the effective date of such termination) and (y) for the Relevant Period, continued benefits under any health and welfare employee benefit plans of the Employer or its affiliates in which you participated at the date of such termination. Notwithstanding the foregoing, any further payment or provision of benefits to you under this Section 5(a)(ii) will immediately cease and be no longer due if you breach any of the provisions of Sections 6 or 8. In addition, any unvested equity awards that have been granted to you prior to such date of termination will become fully vested and exercisable, and any restrictions applicable to any such award (other than any transfer restrictions imposed by the Voting Agreement or the Transfer Rights Agreement, each as defined below) will automatically lapse. Further, you will be entitled to the use of outplacement services for a reasonable period of time following such termination. The cost for such services will not exceed $25,000 and the provider of such services will be mutually and reasonably agreed upon prior to such use.

                           (iii) For purposes of this Agreement, your employment
                  shall be deemed to have been terminated by the Employer for reasons other than Cause if you voluntarily terminate your employment for Good Reason.

                           (iv) In the event it shall be determined that any
                  payment by or benefit from BermudaCo or its affiliates to you or for your benefit, whether pursuant to the terms of this Agreement


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                  or otherwise (collectively, the "CIC PAYMENT"), would be
                  subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "CODE"), or any similar provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "EXCISE TAX"), you will be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount determined by BermudaCo's outside auditors such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that if the aggregate value of the CIC Payment is less than 115% of the product of three times your "base amount" (as defined in Section 280G(b)(3) of the Code) (such product, the "GOLDEN PARACHUTE THRESHOLD"), then you shall not be entitled to any Gross-Up Payment and, instead, the CIC Payment shall be reduced to an amount equal to $1.00 less than the Golden Parachute Threshold.

                  (b) Termination by You. This Agreement may be terminated at any time by you by giving written notice to the Employer; provided that if you terminate your employment for any reason other than as a result of your death or Disability (as defined below) or other than as provided in Sections 5(a)(iii), 5(c) or 5(d), you will give at least 3 months prior written notice to the Employer. The notice from you is intended to be for the benefit of the Employer, and you agree that the Employer may accept your notice in whole or in part without any further obligation. The Employer, in its sole discretion, may require you to use any accrued but unused vacation time (up to 22 days) during the notice period, and any vacation time that remains unused will be forfeited without payment. You further agree that, you will promptly (and, in any case, prior to your departure) provide the Employer with the name of your subsequent employer or other professional affiliation and the position you intend to assume. In addition, you will forfeit any unvested equity awards that have been granted to you prior to such date of termination, unless your termination is for Good Reason within 12 months following a Change in Control.

                  (c) Special Termination. Notwithstanding Sections 5(a) or 5(b), if, on or prior to November 30, 2002, (x) your employment is terminated by the Employer without Cause, (y) for reasons other than for Cause, your responsibilities and duties are significantly reduced or the terms and conditions of your employment are significantly and adversely modified or (z) your primary office is relocated outside of the metropolitan area of either New York City or Philadelphia, resulting in a


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         commute that would exceed your current commute from Warren, New Jersey to either New York City or Philadelphia, and, as consequence, you terminate your employment, you will be entitled to receive the following in lieu of any payment or benefit under Sections 5(a) or 5(b), as applicable:

                           (i) Within 30 days of the occurrence of such event, a
                  lump sum payment from the Employer in cash in an amount equal to $1,080,000;

                           (ii) Any unvested equity awards that have been
                  granted to you prior to the occurrence of such event will become fully vested and exercisable, and any restrictions applicable to any such award (other than any transfer restrictions imposed by the Voting Agreement or the Transfer Rights Agreement) will automatically lapse;

                           (iii) For 12 months following the occurrence of such
                  event, continued benefits under any employee benefit plans of the Employer or its affiliates in which you participated at the date of such event;

                           (iv) Retention of the Sign-On Bonus; and

                           (v) Access to appropriate and suitable office space
                  and the use of outplacement services for a reasonable period of time following the occurrence of such event as necessary.

                  (d) Failure of Independence Relief On or Prior to December 31, 2002. If Monday is unable to obtain relief from the independence obligations imposed by the U.S. Securities and Exchange Commission on the member firms of PwC and their affiliates (i.e., the professional principle and obligation that must be observed by a firm providing public accounting services) through an IPO or otherwise on or prior to December 31, 2002, you may, at any time during the 30-day period immediately following December 31, 2002, terminate your employment with the Employer. Upon such termination, which will not constitute a termination of employment under Sections 5(a), 5(b) or 5(c), the provisions of Section 8 shall not apply. Notwithstanding the foregoing, this Section 5(d) shall cease to be operative if a Change in Control (as defined below) occurs prior to Monday's obtaining of independence relief and such relief is not obtained on or prior to December 31, 2002, Monday does not obtain such relief but you remain employed during the 30-day period described above or Monday obtains such relief.


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                  (e) Any payment or provision of benefits under this Section 5 shall be conditioned, to the extent permitted by applicable law, upon your execution of a release and waiver of claims in favor of and in form satisfactory to the Employer.

         6. Confidential and Proprietary Information.

                  (a) Confidential Information. At all times during your employment with the Employer or its affiliates and thereafter, you will hold in strictest confidence and not use or disclose to any person, firm, corporation or any other organization or entity or in any medium or forum (including, without limitation, the media and any Internet chat rooms or other websites), including any representative or agent of the foregoing, without prior written authorization of BermudaCo any Confidential Information (as defined below). Because Confidential Information is extremely valuable, BermudaCo and its affiliates take measures to maintain its confidentiality and guard its secrecy. Confidential Information may be copied, disclosed or used by you during your employment only as necessary to carry out Employer business and, where applicable, only as required or authorized under the terms of any agreements between BermudaCo and its affiliates and their clients, licensors and suppliers. You agree not to take or keep any Confidential Information when you leave BermudaCo and its affiliates. If you are ever asked to disclose any information or materials that are subject to these confidentiality restrictions, pursuant to legal process or otherwise, you must contact the Employer or the Office of General Counsel (and, if the disclosure is not pursuant to legal process, you must seek the Office of General Counsel's written consent) prior to any such disclosure. These confidentiality restrictions are permanent and do not lapse or cease upon your departure from BermudaCo and its affiliates.

                  (b) Third-Party Information. You recognize that BermudaCo and its affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, corporation or other organization or to use it, except as necessary to carry out Employer business and, where applicable, only as required or authorized under the terms of any agreement between BermudaCo or its affiliates and such third party.


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         7. Insider Information.

         You are prohibited from using or sharing information not publicly disclosed, which you obtain during the course of your work for the Employer, for your personal gain or advantage in securities transactions, or for the personal gain or advantage of anyone with whom you improperly share this information. This restriction applies to such information related to any company, and not just the clients (and their affiliates) of BermudaCo and its affiliates.

         8. Non-Competition; Non-Solicitation; No-Hire.

                  (a) Covenants. In consideration of your employment by the Employer, you agree that you shall not, for a period ending 18 months following the termination of your employment with BermudaCo and its affiliates (the "RESTRICTED PERIOD"):

                           (i) associate (including, without limitation,
                  association as a sole proprietor, owner, employer, director, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise (as set forth in Exhibit A) or any of the affiliates, related entities, successors or assigns of any Competitive Enterprise; provided, however, that with respect to the equity of any Competitive Enterprise that is or becomes publicly traded, your ownership as a passive investor of less than 1% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this Section 8(a)(i);

                           (ii) directly or indirectly solicit, or assist any
                  other person in soliciting, any Client (as defined below) or Prospective Client (as defined below) for the purpose of seeking an engagement to perform or provide any services in competition with the Consulting Business (as defined in the Redemption Agreement, as defined below) to such Client or Prospective Client; perform or provide, or assist any other person in performing or providing, services in competition with the Consulting Business for any Client or Prospective Client; or interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between BermudaCo or its affiliates and a Client or Prospective Client; or

                           (iii) directly or indirectly, solicit, hire, employ
                  or retain (or assist any other person in soliciting, hiring, employing or retaining) any employee or representative or other agent of BermudaCo or its affiliates, including, without limitation, any


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                  former employee or representative or other agent of BermudaCo or its affiliates or any of their predecessors (including, without limitation, PwC Consulting and its affiliates) who ceased working for BermudaCo or its affiliates (or any of their predecessors, including PricewaterhouseCoopers LLP) within the 12-month period before or after the date on which your employment with BermudaCo or its affiliates terminated, in connection with or for the purpose of bringing about a termination of an existing employment or service relationship (or, in the case of former employees or representatives or other agents, seeking to engage such persons to perform or provide services in competition with the Consulting Business).

         You acknowledge that your covenants under this Section 8 are a condition precedent to your employment under this Agreement. In addition, in light of your education, skills, abilities and financial resources, you agree that you will not assert, and it should not be considered, that any provisions of this Section 8 prevent you from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

         The Partners Committee (as defined in the Voting Agreement) is authorized to waive any or all of the foregoing restrictions, or any portion thereof; provided, however, that the Partners Committee must first obtain the written consent to such waiver of the Chief Executive Officer of BermudaCo (or his or her designee), who may grant or withhold such consent in his or her sole and absolute discretion.

                  (b) Remedies Upon Breach.

                           (i) Liquidated Damages. You agree that if you were to
                  breach any provision of this Section 8, BermudaCo and its affiliates would suffer damages that are not readily ascertainable. Accordingly, in addition to and without limiting any remedies in law or in equity that may be available to BermudaCo and its affiliates for the breach of this Section 8, including, without limitation, injunctive and other equitable relief, you agree that in the event of a breach of this Section 8 by you prior to the third anniversary of the IPO Date, as reasonably determined by the Partners Committee, you shall pay to BermudaCo (or a designated affiliate) within 30 days following such determination and a written demand therefor, a cash payment in an amount equal to 100% of the Cash Income Guarantee (or such lesser amount as may be designated by the Partners Committee in its sole and absolute discretion), as and for liquidated damages ("LIQUIDATED DAMAGES"). You acknowledge and agree that the payment


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                  required by this Section 8 is a reasonable forecast of the damages likely to result from such breach and is not a penalty of any kind.

         You agree that the payment of Liquidated Damages shall not be construed as a release or waiver by BermudaCo or its affiliates of the right to prevent the continuation of any such breach of this Section 8 in equity or otherwise and shall not preclude or be construed to preclude BermudaCo or its affiliates from making a showing of irreparable injury or any other element that may be necessary to secure injunctive relief.

                           (ii) Injunctive Relief. You acknowledge and agree
                  that any remedy at law available to BermudaCo and its affiliates for any breach of the covenants contained in this
                  Section 8 would be inadequate and that for any breach of such covenants, BermudaCo and its affiliates shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Agreement, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining you from committing or continuing to commit any violation of the covenants. You agree that proof shall not be required, that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

                  (c) Non-Application. The provisions of this Section 8 shall not apply if your employment is terminated by the Employer for reasons other than for Cause within 12 months following a Change in Control or if you voluntarily terminate your employment for Good Reason.

         9. Minimum Ownership Guidelines. You agree to abide by all mandatory minimum ownership guidelines with respect to LuxCo shares and/or BermudaCo shares, to be established from time to time by the Employer.

         10. Data Privacy. The Employer will hold and process any personal information which you provide to it in connection with your employment. The Employer may, from time to time, make your personal information available to other entities within or outside the Employer, including outside of the United States (or any other jurisdiction in which you may reside or be employed). You acknowledge and consent to such transfer (including by electronic transfer) and/or processing of such personal information within or outside the Employer, including outside of the United States (or any other jurisdiction in which you may reside or be employed).

         11. Independence. Independence is a professional principle and obligation that must be observed by employees of a firm providing public


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accounting services. Independence obligations prohibit, among other things, you, your spouse/cohabitant and your dependents from holding certain positions with or investing in certain audit/attest clients of the member firms of PwC and their affiliates and such clients' affiliates. Similarly, a non-dependent close relative's position with or material investment in an audit/attest client of the member firms of PwC and their affiliates may impair your compliance with PwC's independence rules. Your position, job description, office location and client associations determine the applicability of specific provisions of PricewaterhouseCoopers LLP's independence policy to you. Because it is important that you become familiar and comply with PricewaterhouseCoopers LLP's independence policy, you agree to review PricewaterhouseCoopers LLP's policies and materials regarding independence. Before joining PricewaterhouseCoopers LLP and periodically thereafter, you will be required to confirm your compliance with PricewaterhouseCoopers LLP's independence policy.

         In connection with your independence obligations, PricewaterhouseCoopers LLP and/or the U.S. Securities and Exchange Commission may request, and you agree to provide, relevant financial and tax information and up-to-date records of your investment portfolio. You may also be required to maintain a current record of your financial holdings (but not their value) in a PricewaterhouseCoopers database. If an impairment of PricewaterhouseCoopers LLP's independence or a conflict of interest exists or is likely to occur, you may be required to dispose of securities or resolve other independence issues on short notice and on terms that are disadvantageous to you. You also may be required to relocate to another PricewaterhouseCoopers LLP office or even to leave PricewaterhouseCoopers LLP.

         This Section 11 shall cease to be operative if Monday is able to obtain relief from the independence obligations imposed on the members firms of PwC and their affiliates through an IPO or otherwise

         12. Assignability. You may not assign any of your rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Employer's successors and assigns and your legal representatives. Without limiting the generality of the foregoing, the Employer may assign its rights and delegate its duties under this Agreement in whole or in part to any affiliate of the Employer or to any transferee of all or a portion of the assets or business to which this Agreement relates.

         13. Severability. If any term or condition set forth in this Agreement is found by a court to be unenforceable, then the remaining terms and conditions will remain in full force and effect. Terms and conditions found to be unenforceable, if any, will be modified by the court to conform to a provision that most closely expresses the intent of the unenforceable term or condition. Without limiting the generality of the foregoing, if, at the time of any enforcement of Section 8, an


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arbitrator or court holds that the duration, scope or area restrictions stated
in such Section 8 are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area deemed reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to so revise the restrictions contained in such Section 8.

         14. Applicable Law; Dispute Resolution.

                  (a) BermudaCo is a global entity, including offices throughout the United States and having executive offices in New York City; accordingly, this Agreement is governed by the laws of the State of New York regardless of your practice location and irrespective of the principles of conflicts of law.

                  (b) Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in New York City, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the foregoing, the Employer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling you to arbitrate, seeking temporary or preliminary relief pending resolution of a dispute between the Employer and you and/or enforcing an arbitration award, and, for the purposes of this Section 14(b), you expressly consent to the application of Section 14(a) to any such action or proceeding. You agree that proof shall not be required that monetary damages for breach of the provisions of the Agreements would be difficult to calculate and that remedies at law would be inadequate, and you irrevocably appoint the General Counsel of BermudaCo, Monday Ltd, 11 Madison Avenue, New York, New York 10010, U.S.A. (or, if different, the then-current principal business address of the duly appointed General Counsel of BermudaCo) as your agent for service of process in connection with any such action or proceeding and agree that service of process upon such agent, who shall promptly advise you of any such service of process, will be deemed in every respect effective service of process upon you in any such action or proceeding.

         15. Representations.

                  (a) You acknowledge that you have not relied on any representations or statements, whether oral or written, regarding your employment with the Employer, other than as contained in this Agreement.

                  (b) You acknowledge that you have executed or will promptly execute a transfer rights agreement attached as Exhibit A (the "TRANSFER RIGHTS AGREEMENT"), a voting agreement attached as Exhibit B ("VOTING

         AGREEMENT") and an intellectual property agreement attached as Exhibit C ("INTELLECTUAL PROPERTY AGREEMENT"), and agree that the terms of all such agreements are incorporated by reference in this Agreement and remain in full force and effect.

                  (c) In accepting employment with the Employer, you represent that you have not taken, and will not take in connection with such employment, any action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others.

                  (d) You agree and acknowledge that no one (including, without limitation, PricewaterhouseCoopers LLP, BermudaCo and their respective affiliates) has offered or agreed to indemnify or hold you harmless as to and/or against any risk(s) that you may currently have or that you may hereafter incur with respect to any of your former clients, employers or partnerships of which you were a member.

         16. Notices. Any communication, demand or notice to be given under this Agreement will be duly given (and shall be deemed to be received) when delivered in writing by hand or first class mail or by facsimile to a party at its address as indicated below:

         If to you,

                  Frank S. Sowinski
                  Monday Consulting US, Inc.
                  c/o Monday Ltd
                  11 Madison Avenue
                  New York, New York   10010
                  U.S.A.
                  Facsimile: 646-598-4809
                  Attention: General Counsel
                  (or, if different, the then-current principal business address of the duly appointed General Counsel of BermudaCo)

         If to the Employer,

                  Monday Consulting US, Inc.
                  c/o Monday Ltd
                  11 Madison Avenue
                  New York, New York   10010
                  U.S.A.
                  Facsimile: 646-598-4809
                  Attention: General Counsel
                  (or, if different, the then-current principal business address of the duly appointed General Counsel of BermudaCo)

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  U.S.A.
                  Facsimile: 212-450-3800
                  Attention: Jeffrey Small, Esq.

Unless otherwise provided to the contrary in this Agreement, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by facsimile or electronic mail.

         17. Entire Agreement; Modifications. You acknowledge that this Agreement (together with the Transfer Rights Agreement, the Voting Agreement and the Intellectual Property Agreement) contains the entire agreement between the parties with respect to the subject matter in this Agreement (and therein), supersedes all prior oral or written agreements or understandings with the Employer and its affiliates (and their predecessors, including PricewaterhouseCoopers LLP) (including the offer letter dated April 25, 2002 from Tom C. O'Neill, the Original Employment Agreement and the side letter dated June 6, 2002 from Tom C. O'Neill) and may be modified only by a writing signed by the Employer.

         18. Definitions.

                  (a) "CAUSE" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that you know or should know could harm the business or reputation of

         BermudaCo or its affiliates; (iv) material failure to adhere to the Employer's corporate codes, policies or procedures; (v) a breach of any covenant in this Agreement, the Voting Agreement, the Transfer Rights Agreement or the Intellectual Property Agreement, or a material breach of any other provision of this Agreement, in any case if the breach is not cured to the Employer's satisfaction within a reasonable period after you are provided with notice of the breach (no notice and cure period is required if the breach cannot be cured); or (vi) violation of any statutory, contractual or common law duty or obligation to the Employer, including without limitation the duty of loyalty.

                  (b) "CHANGE IN CONTROL" means the first to occur of:

                           (i) an individual, corporation, partnership, group,
                  association or other entity or person, other than BermudaCo or any employee benefit plan(s) sponsored by BermudaCo or its affiliates, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the combined voting power of BermudaCo's outstanding securities ordinarily having the right to vote at elections of directors;

                           (ii) individuals who constitute the Board of
                  Directors (or analogous body) of BermudaCo (the "BOARD") as of the date of the IPO (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority thereof; provided that any Approved Director (as defined below) shall be, for purposes of this subsection (ii), considered as though such person were a member of the Incumbent Board. An "APPROVED DIRECTOR" means any person becoming a director subsequent to the date of the IPO whose election, or nomination for election by BermudaCo's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of BermudaCo, in which such person is named as nominee of BermudaCo, for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an individual corporation, partnership, group, association or other entity or person, other than the Board;

                           (iii) the consummation of the transactions
                  contemplated by a plan or agreement providing (A) for an amalgamation, merger or consolidation of BermudaCo, other than with a wholly-owned subsidiary and other than an amalgamation, merger or consolidation that would result in the voting securities of BermudaCo outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of BermudaCo or such surviving entity outstanding immediately after such merger or consolidation, or
                  (B) for a sale, exchange or other disposition of all or substantially all of the assets of BermudaCo; provided that if any of the transactions enumerated in this subsection (iii) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of the Plan (and if no such determination is made, the date on which the transaction in question is closed); or

                           (iv) the approval by the shareholders of BermudaCo of
                  a complete liquidation or dissolution of BermudaCo.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred with respect to you if you are part of the purchasing group that consummates the Change in Control transaction. You shall be deemed "part of a purchasing group" for purposes of the preceding sentence if you are an equity participant in the purchasing entity or group (except for: (x) passive ownership of less than 1% of the shares of the purchasing entity; or (y) ownership or equity participation in the purchasing entity or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the directors who are not such participants).

                  (c) "CLIENT" means any person, firm, corporation or any other organization or entity for whom BermudaCo or its affiliates or any of their predecessors (including, without limitation, member firms of PwC and their affiliates) provided services in the Consulting Business within the 12-month period before or after the date on which your employment with BermudaCo and its affiliates terminated.

                  (d) "COMMON SHARES" means BermudaCo's Class A common shares.

                  (e) "CONFIDENTIAL INFORMATION" means, with respect to BermudaCo and its affiliates, any non-public information regarding BermudaCo and its affiliates and any proprietary information, technical data, trade secrets and know-how (including, without limitation, research, product plans, products, services, customer lists and customers), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, employee data and any other information relating to employees, memoranda and other materials prepared for internal purposes, Lotus Notes and any other business information disclosed to you by BermudaCo or its affiliates either directly or indirectly in writing, orally or by drawings or observation. You further understand that "CONFIDENTIAL INFORMATION" will not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved.

                  (f) "DISABILITY" means your becoming entitled to receive benefits under the Employer's long-term disability plan applicable to you as may be in effect from time to time (or if there is no such plan, your inability to perform in all material respects your duties and responsibilities under this Agreement for a period of 6 consecutive months or for an aggregate of 9 months in any 24 consecutive month period by reason of a physical or mental incapacity). Any determination regarding "DISABILITY" made by the Employer will be final and conclusive for all purposes of this Agreement.

                  (g) "GOOD REASON" means (i) at any time, a material breach by the Employer of its contractual obligations to you under this Agreement or under any material employee benefit plan of the Employer or its affiliates in which you participate or (ii) within 12 months following a Change in Control, a reduction in your compensation, a material diminution in your position and responsibilities or a relocation of your office without your consent (resulting in a commute that would exceed your then-current commute), in each case as compared to your situation immediately prior to such Change in Control.

                  (h) "IPO" means the initial public offering of the Common Shares.

                  (i) "IPO DATE" means the closing date of the IPO.

                  (j) "ORIGINAL EMPLOYMENT AGREEMENT" means the employment agreement dated as of April __, 2002 between PricewaterCoopers LLP and you.

                  (k) "PROSPECTIVE CLIENT" means any person, firm, corporation or any other organization or entity for whom BermudaCo or its affiliates or any of their predecessors (including, without limitation, member firms of PwC and their affiliates) have had any negotiations or discussions regarding the possible performance of services in the Consulting Business within the 12-month period preceding your termination of employment with BermudaCo and its affiliates.

                  (l) "REDEMPTION AGREEMENT" means the Redemption and Non-Competition Agreement dated as of April 30, 2002 among BermudaCo, Luxco, the member firm(s) signatory thereto and the Covered Persons signatory thereto (as amended from time to time).

                  (m) "TRANSFER" means any sale, transfer, pledge, hypothecation or other disposition, whether direct or indirect, whether or not for value, and includes any disposition of the economic risks of ownership, including short sales of BermudaCo's securities, option transactions (whether physical or cash settled) with respect to BermudaCo's securities, use of equity or other derivative financial instruments relating to BermudaCo's securities and other hedging arrangements with respect to BermudaCo's securities, in each such case other than Permitted Basket Transactions (as defined in the Voting Agreement).

         19. Headings. Section headings are used herein for convenience of reference and shall not affect the meaning of any provision of this Agreement.

         20. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed and delivered on the date first above written.


                                       PwCC LP

                                        ----------------------------------------
                                        By:
                                        Title:

                                       PRICEWATERHOUSECOOPERS LLP

                                        ----------------------------------------
                                        By:
                                        Title:




ACCEPTED AND AGREED

Name:  Frank S. Sowinski

Signature:
           ---------------------------